Exhibit 3.2

            Certificate of Amendment to the Restated Certificate of Incorporation of Weirton Steel Corporation Under Section 242 of the Delaware General Corporation Law
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      The undersigned, being a duly appointed and acting Vice
President of Weirton Steel Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), for the purpose of amending a restated certificate of incorporation of the Corporation (the "Restated Certificate of Incorporation"), hereby certifies, pursuant to Sections 242 and 103 of the General Corporation Law, as follows:

      FIRST:  The name of the Corporation is Weirton Steel
Corporation.

      SECOND:  The Restated Certificate of Incorporation of the
Corporation was filed by the Secretary of State on April 28, 1989.

      THIRD: The amendment effected hereby was duly adopted, proposed and declared advisable by the Board of Directors of the Corporation at a meeting duly called upon notice in accordance with the Restated Certificate of Incorporation, and duly adopted by the holders of a requisite number of shares of Common Stock and Convertible Voting Preferred Stock, Series A, being all classes of stock entitled to vote thereon, in accordance with
Section 242 of the General Corporation Law of the State of Delaware, at a special meeting of stockholders duly called upon notice in accordance with Section 222 of such law, held on May 26, 1994.

      FOURTH:  The Restated Certificate of Incorporation of the
Corporation is hereby amended by deleting Article FOURTH, paragraph (a), in its entirety and by adding new Article FOURTH, paragraph (a), reading as follows:

"FOURTH. the total number of shares of stock which the Corporation shall have the authority to issue is Fifty-Seven Million, Five Hundred Thousand (57,500,000) shares consisting of Seven Million Five Hundred Thousand (7,500,000) shares of Preferred Stock having a par value of ten cents ($.10) each, and Fifty Million (50,000,000) shares of Common Stock having a par value of one cent ($.01) each; provided that, the number of shares of Common Stock to be issued by the Corporation above Thirty Million (30,000,000) shares shall be limited to Fifteen Million (15,000,000) shares for use solely in connection with bona fide public offerings and Five Million (5,000,000) shares for use solely in connection with 'Employee Plans,' as defined in Article ELEVENTH; and further provided, that if any shares of Common Stock authorized for use in connection with such Employee Plans remain without having been sold to employees by the end of the fifth calendar year commencing after approval by stockholders of the amendment to this Article FOURTH, paragraph (a), providing the increase in authorized capital above Thirty Million (30,000,000) shares of Common Stock, all such remaining shares of Common Stock shall be available for use in connection with bona fide public offerings by the Corporation."

      FIFTH:  The Restated Certificate of Incorporation of the
Corporation is hereby amended by deleting Article FIFTH in its entirety and by adding new Article FIFTH, reading as follows:

"FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation which shall consist of fourteen (14) persons. The terms, classifications, qualifications and election of the Board of Directors and the filling of vacancies thereon shall be as provided herein or in the By-Laws to the extent not inconsistent with the provisions of this Certificate of Incorporation. The members of the Board of Directors shall be divided into three classes, namely Class I, Class II and Class III, each of which shall be, as nearly as possible, of equal size. The classification shall be such that the term of officer of one class shall expire each succeeding year, with the term of office of Class I to expire at the 1991 annual meeting of stockholders, the term of office of Class II to expire at the 1992 annual meeting of stockholders, and the term of office of Class III to expire at the 1990 annual meeting of stockholders.

      Members of the various classes of the Board of Directors shall consist only of those individuals who are at the time of their election an eligible candidate by virtue of satisfying the qualifications described below and who thereafter continue to satisfy the qualifications described below. Except as set forth below with respect to an Agent no longer satisfying the definition of "union," the term of office of any incumbent director shall be shortened and shall automatically expire, and such individual's seat shall immediately become vacant, by reason of such director's failure to continue to satisfy a qualification requirement after such director's election to the Board of Directors and initial qualification.

      Three members of the Board of Directors shall be qualified to serve by virtue of being the then President (or other Chief Executive Officer) of the Union and two other individuals who are designated by certification of the Executive Committee (or other executive person or body functioning as its successor) of the Union (collectively, the "Union Directors"). As used in this Restated Certificate of Incorporation, "Union" means the recognized collective bargaining agent ("Agent") referred to in subclause (z) of Section 8(a)(iii) of the Corporation's Employee Stock Ownership Plan (ESOP), in the form adopted as of January 11, 1984, so long as such Agent represents at least 50% of all employees of the Corporation, considering all bargaining units represented by such Agent.

      Three members of the Board of directors shall be qualified to serve by virtue of one of them being the officer designated as the Chief Executive Officer of the Corporation and two others being employees of the Corporation who are not members of the Union and who are designated by certification of such Chief Executive Officer (collectively, the "Management Directors").

      Seven members of the Board of Directors shall be qualified to serve by virtue of being individuals who satisfy the criteria set forth in the definition of "Independent Director" contained in this paragraph (collectively, the "Independent Directors"). "Independent Director" shall mean an individual who : (a) is not, and has never been, an employee of the corporation or its predecessor or any of their respective subsidiaries or affiliates or of the Union; (b) is not, and is not affiliated with a person that is, an advisor or consultant to the Corporation or any of its subsidiaries or affiliates or the Union or has been such within the two-year period preceding such individual's election or appointment as an Independent Director; (c) has not, and is not affiliated with a person (except solely by reason of being a director, trustee or person serving in a similar capacity not employed by such person) that has, had a Substantial Financial Transaction with the Corporation or any of its subsidiaries or affiliates within the two-year period preceding such individual's appointment or election as a Independent Director; and (d) is not a spouse, parent sibling or child of any person described by (a) through (c). Notwithstanding the preceding sentence, an independent director may perform additional services, as a director, at the request of the Board of Directors, which are similar to those services regularly performed by directors, and be compensated, with the approval of the Board of Directors, for the performance of such services. For purposed of this paragraph, the definitions of "affiliate," "control" and "person" contained in Article ELEVENTH shall be applicable and the following additional definitions shall apply: (i) "subsidiary" of the Corporation means any corporation, a majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries, by the Corporation; and (ii) "Substantial Financial Transaction" means one or more business transactions between a specified person on the one hand and the Corporation or any of its subsidiaries or affiliates on the other hand, wherein consideration has been paid or rendered for the sale, exchange, lease or other transfer for value of goods, services, money or other property, including without limitation the sale of securities, the fair market value of which during any 12-month period preceding the date of measurement has amounted to more than $100,000. The qualification requirements of this paragraph, other than those set forth in clause (a) of the second sentence hereof, shall not apply to any person serving continuously as an Independent Director from the last annual meeting of stockholders of the Corporation at which such person was elected until the next annual meeting of stockholders following the adoption of the amendment to Article FIFTH set forth herein.

      One member of the Board of Directors (the "ESOP Director") shall be qualified to serve by virtue of (a) meeting the qualification requirements set forth in the preceding paragraph with respect to Independent Directors and (b) being designated by certification of the "ESOP Nominating Committee," as defined under the Corporation's 1984 and 1989 Employee Stock Ownership Plans (the "ESOPs") in the respective form of each such plan as in effect on the date the amendment to the Certificate of Incorporation effecting this change is filed with the Secretary of State of Delaware; provided, that, except as provided otherwise in this Article FIFTH with respect to the removal of directors, the ESOP Director so designated by such certifications shall not cease to be qualified while serving such individual's term of office solely by virtue of such certification being withdrawn, lapsing or otherwise being revoked during such term.

      No nomination of any candidate for election by stockholders as an Independent Director shall be eligible for consideration unless a written statement setting forth such candidate's name, qualification, and background is delivered to the Nominating Committee of the Board of Directors (or if no such committee is then constituted, then to the Board of Directors) not less than sixty (60) days prior to the annual or special meeting at which an election for directors is to occur.

      No director need be a stockholder of the Corporation. No director may be nominated or appointed for any term of office which would begin after such person's 65th birthday.

      Subject to the foregoing and to the requirement set forth above that each director shall at all times satisfy the qualifications to be a director described herein for the particular category pursuant to which they were elected to be a director, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified.

      Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of directors, whether from death, resignation, retirement, disqualification, removal from office or other cause shall be filled from among eleigible candidates of the sam category (i.e., Union, Management, Independent or ESOP, as the case may be, including any required certification) as held the vacant seat immediately prior to the vacancy, solely by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chose shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor shall have been duly elected and qualified (so long as such director remains qualified); provided, however, that (i) no Union Director shall be deemed to be disqualified during such director's then current term of office solely by virtue of the particular agent no longer satisfying the definition of "Union" set forth herein, but if, upon the expiration of any Union Director's term or upon any vacancy of a Union Director's seat, the particular Agent does not satisfy such definition of "Union," such seat shall be filled only by a candidate qualified to serve as an Independent Director; and (ii) no ESOP Director shall be deemed to be disqualified during such director's then current term of office solely by virtue of the termination or discontinuation of the ESOPs, but if, upon the expiration of any ESOP Director's term or upon any vacancy of an ESOP director's seat, the ESOPs have been terminated or otherwise discontinued, such seat shall be filled only by a candidate qualified to serve as an Independent Director.

      No director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the Eligible Votes at a duly constituted meeting of stockholders called for such purpose. At least 30, but not more than 60, days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Upon such affirmative vote to remove any director, the office of such removed director shall immediately become vacant and shall as promptly thereafter as practicable be filled as set forth above."


            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and the corporate seal to be hereunto affixed as of the 26th day of May, 1994.

                              WEIRTON STEEL CORPORATION
                              By:/s/ Richard K. Riederer
                                 Richard K. Riederer
                                 Vice President

Attest:
By:/s/ William R. Kiefer
   William R. Kiefer
   Secretary